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EXHIBIT 5.3



                          ________________ _____, 2000




Anthony E. Mohr, Jolec Trading Limited, Hugo Heerema,
FOG Investments, Ltd., Equation Ventures N.V., Linares Capital Limited, Heydael B.V., Henry B. G. Sijthoff, Charles Langereis, Jouke V.J.P. Brada, Femia E. van Wulfften Palthe, Leonard van Hulst, Nicole E.A.M. Aarts, Fiona N. van Hulst, Viewmont Holdings Limited, Moana Lake Finance Corp., Sorensen's Securities Ltd. and Hacken Investments Limited
c/o Global Information Group USA, Inc.

______________________________
______________________________


         RE: Agreement of Stock Exchange among Global Information Group USA, Inc. (the "Company"), the other parties shown above (the "Sellers") and ADVA International, Inc.

Gentlemen:

         We have acted as special counsel solely for the purposes of rendering this opinion to ADVA International, Inc., a Delaware corporation (the "Buyer"), in connection with the transaction which is the subject of that certain Agreement of Stock Exchange dated of even date herewith (the "Agreement"), with respect to the acquisition by Buyer of all of the outstanding shares of the Company in exchange for Common Stock of Buyer equal to approximately 94.57% of Buyer's outstanding Common Stock after the exchange (the "Exchange"), being consummated on the same date as this letter. Unless otherwise defined herein, capitalized terms used in this opinion shall have the same meanings given to such terms in the Agreement.

         For purposes of the opinions contained in this letter, we have examined and reviewed the following documents:

         (a)  The Agreement;

         (b) Share certificates of Buyer to be issued to the Sellers, upon the consummation of the Exchange and in accordance with the terms of the Agreement; and


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         (c)  Officer's Certificate of ADVA International, Inc.

         For purposes of this letter, the documents described in paragraphs (a) through (c) above are collectively referred to as the "Exchange Documents."

         (d) Certified copy of the Certificate of Incorporation of Buyer, as amended, issued by the Delaware Secretary of State dated May 15, 2000.

         (e) A copy of the Bylaws of the Corporation, a certified true and correct copy of which is attached to the Officer's Certificate.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents pursuant to which Buyer has been organized or formed and other related documents, if applicable, as well as of the documents and agreements covered by our opinions below, and have made such other examinations as we have deemed appropriate with respect to the subject matter of this opinion. As to any facts relevant to our opinions which we did not independently establish, we have relied, without investigation, upon information furnished to us by or on behalf of Buyer and in such examination we have assumed the genuineness of all signatures not witnessed by us and the conformity to originals of all documentation submitted to us as certified or photostatic copies. With respect to matters stated to be true to our knowledge, our opinion is based on such information as has come to the attention of Michael D. Hurst, Brian L. Herndon or Stephen C. Minnich, the attorneys who have devoted substantive attention on behalf of Buyer, and we have made no special investigations with respect thereto.

         Based upon and subject to the foregoing and to the qualifications, limitations, exceptions and assumptions set forth below, we are of the opinion that:

         1. Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware. Our opinion with regard to existence and good standing is based solely upon a Certificate of Good Standing with regard to Buyer issued by the Delaware Secretary of State on May 15, 2000, a copy of which is attached.

         2. The Buyer's authorized capital consists of 20,000,000 shares of Common Stock, $.001 par value per share, 4,000 shares of no par value Class A Preferred and 6,000 shares of no par value Class B Preferred "blank check" stock. Based solely on the Statement of Change in Shareholder's Equity of buyer delivered to us by Buyer, the Buyer's issued and outstanding stock consists solely of 716,250 shares of Common Stock.

         3. To our knowledge, all of the outstanding shares of Buyer prior to consummation of the transactions contemplated by the Agreement (the "Outstanding Buyer Shares") have been duly authorized by appropriate corporate action of Buyer, are validly issued and represent fully paid and nonassessable capital shares of Buyer, and the Outstanding Buyer Shares have been registered under the Securities Exchange Act of 1934, and based solely on the Officer's Certificate, have been issued in compliance with applicable Federal and state securities laws. No opinion is given, or should be implied, regarding the free tradeability of any of the Outstanding Buyer Shares.

         4. This Agreement and the transactions contemplated hereby have been duly authorized by appropriate action of Buyer under applicable law, and Buyer stockholder approval is not required under applicable law.

         5. The issuance of the Buyer Shares to Sellers on the Closing Date pursuant to this Agreement has been duly authorized by appropriate corporate action of Buyer, and when issued, such Buyer Shares shall be fully paid and nonassessable common shares of Buyer free of preemptive rights.

         6. To our knowledge, Buyer has not been or is not required to be registered as an investment company or an investment adviser under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, respectively.


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         7. Buyer is not a "blank check company" as defined in Section 7(a) of the Securities Act and, accordingly, is not required to comply with Section 7(b) of the Securities Act or Rule 419 promulgated under the Securities Act.

         The opinions expressed in this letter are subject to the following qualifications:

         (a) Our opinions with regard to enforceability and nonassessability are subject to the qualification that enforcement of the Agreement is limited by principles of equity which limit the availability of certain equitable remedies, and bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws applicable to creditor's rights or the collection of debtor's obligations generally.

         (b) We have assumed the legal capacity of each individual signing one or more of the Exchange Documents or other documentation upon which our opinions have been based.

         (c) We have assumed that the Agreement, and the transactions evidenced thereby, are valid, binding and enforceable with regard to the Company and the Sellers.

         (d) We have no obligation to update our opinions for events occurring after the date of this letter.

         (e) We are attorneys licensed to practice only in the State of North Carolina and our opinions are limited to matters involving the laws of the State of North Carolina and the United States of America, as well as certain corporate laws of the State of Delaware impacting upon our opinion; any references herein to applicable laws shall be deemed to refer only to those of such jurisdictions. We note that the Agreement is governed by the laws of the State of Delaware, and, with your permission, for purposes of this opinion we have assumed that such other laws are identical to those of North Carolina.

         (f) Our opinions are rendered solely to you in connection with the Exchange and should not be quoted or otherwise referred to in any financial statement or other documents, in whole or in part, or furnished to any other person or agency without our prior written consent.

                                                     Very truly yours,

                                                     BLANCO TACKABERY COMBS &
                                                        MATAMOROS, P.A.